UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a–12

TRX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a–6(i)(1) and 0–11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF 2010 ANNUAL MEETING

AND

PROXY STATEMENT

April 28, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of TRX, Inc., a Georgia corporation (“TRX”), to be held at the offices of McKenna Long & Aldridge LLP, located at 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia 30308, on Wednesday, May 26, 2010, at 12:00 p.m., Eastern Time.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Our directors, officers, and representatives of our independent registered public accounting firm will be available to respond to appropriate questions from shareholders.

Please mark, date, sign, and return your proxy card in the enclosed envelope by following the instructions on the proxy card at your earliest convenience. This will ensure that your shares will be represented and voted at the meeting, even if you do not attend.

Sincerely,

TRIP DAVIS

Co-Founder and Chairman of the Board

TRX, Inc.

2970 Clairmont Road NE, Suite 300

Atlanta, Georgia 30329

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 26, 2010

NOTICE HEREBY IS GIVEN that the 2010 Annual Meeting of Shareholders of TRX, Inc., a Georgia corporation (“TRX”), will be held at the offices of McKenna Long & Aldridge LLP, located at 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia 30308, on Wednesday, May 26, 2010, at 12:00 p.m., Eastern Time, to consider and act upon the following:

1. To elect six directors to serve until the 2011 Annual Meeting of Shareholders; and

2. To transact such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the shareholders at the Annual Meeting.

Information relating to the above matters is set forth in the attached Proxy Statement. Shareholders of record at the close of business on April 6, 2010 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors.

TRIP DAVIS

Co-Founder and Chairman of the Board

Atlanta, Georgia

April 28, 2010

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on May 26, 2010:

This Notice, the Proxy Statement, and our Annual Report on Form 10-K for the year ended December 31, 2009 are available at http://www.trx.com/company/proxypage.html.

PLEASE READ THE ATTACHED PROXY STATEMENT AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE–PAID ENVELOPE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

TRX, Inc.

2970 Clairmont Road NE, Suite 300

Atlanta, Georgia 30329

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 26, 2010

We are furnishing this Proxy Statement to the shareholders of TRX, Inc. in connection with the solicitation of proxies by the Board of Directors of TRX to be voted at our 2010 Annual Meeting of Shareholders to be held at the offices of McKenna Long & Aldridge LLP, located at 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia 30308, on Wednesday, May 26, 2010, at 12:00 p.m., Eastern Time, and at any adjournments or postponements of the meeting.

When used in this Proxy Statement, the terms “we,” “us,” “our” and “TRX” refer to TRX, Inc.

The approximate date on which we are first sending this Proxy Statement and form of proxy card to shareholders is April 28, 2010.

This Proxy Statement, the Notice of Annual Meeting and directions, and our Annual Report on Form 10-K for the year ended December 31, 2009 are available at http://www.trx.com/company/proxypage.html.

VOTING

General

The securities that can be voted at the Annual Meeting consist of common stock of TRX, $0.01 par value per share, with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the Annual Meeting is April 6, 2010. On the record date, 18,466,271 shares of common stock were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. We will determine whether a quorum exists at the Annual Meeting by counting the votes cast for the proposal receiving the greatest number of all votes “for” or “against” and abstentions, including instructions to withhold authority to vote.

In voting on the proposal to elect six directors, shareholders may vote in favor of the nominees, withhold their votes as to all of the nominees or withhold their votes as to specific nominees. The vote required to approve this proposal is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Georgia law, votes that are withheld will be counted in determining whether a quorum is present but will have no other effect on the election of the directors.

Aside from the matters described in this Proxy Statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect to that matter in accordance with the judgment of the persons named as proxies on the accompanying proxy card.

Under applicable regulations, if a broker holds shares on your behalf, and you do not instruct your broker how to vote those shares on a matter considered “routine,” the broker may generally vote your shares for you. A “broker non-vote” occurs when a broker has not received voting instructions from you on a “non-routine” matter, in which case the broker does not have authority to vote your shares with respect to such matter. We believe that the proposal to elect directors is a “non-routine” matter and as such the broker is not authorized to vote your shares on such proposal absent instructions from you. A “broker non-vote” will not be considered a vote for or a vote against a proposal and in the case of our Annual Meeting of Shareholders will not be counted to determine whether a quorum exists at the Annual Meeting.

As of April 6, 2010, the record date for the Annual Meeting, our directors and executive officers, together with shareholder BCD Technology, S.A., beneficially owned or controlled approximately 10,341,691 shares of our common stock, constituting approximately 56% of the outstanding common stock. We believe that these holders will vote all of their shares of common stock in favor of the election of the six director nominees.

Proxies

Shareholders should specify their choices with regard to the election of directors on the enclosed proxy card. All properly executed proxy cards delivered by shareholders to us in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the specifications noted on the proxy cards. In the absence of such specifications, the shares represented by a signed and dated proxy card will be voted “FOR” the election of all the director nominees. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon these matters according to their judgment.

Any shareholder delivering a proxy has the power to revoke it at any time before it is voted by: (i) giving written notice to the Secretary of TRX, at 2970 Clairmont Road NE, Suite 300, Atlanta, GA 30329; (ii) executing and delivering to the Secretary a proxy card bearing a later date; or (iii) voting in person at the Annual Meeting. However, under the rules of the national stock exchanges, any beneficial owner of TRX’s common stock whose shares are held in street name by a brokerage firm that is a member of those organizations may revoke his or her proxy and vote his or her shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the exchanges, as utilized by the beneficial owner’s brokerage firm.

In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers, and employees in person and by telephone or facsimile. We may also request that brokerage firms, nominees, custodians, and fiduciaries forward proxy materials to the beneficial owners of shares held of record by them. TRX will bear all expenses incurred in connection with the solicitation of proxies.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

The Board of Directors currently consists of six members. Upon the recommendation of the independent directors (as described under “Board Committees” below), the Board has nominated Mark R. Bell, William A. Clement, Jr., John F. Davis, III, Norwood H. (“Trip”) Davis, III, Johan G. (“Joop”) Drechsel, and John A. Fentener van Vlissingen for re-election as directors at the 2010 Annual Meeting. Each of the nominees is currently a director of TRX.

If re-elected as a director at the Annual Meeting, each of the nominees would serve a one-year term expiring at the 2011 Annual Meeting of Shareholders and until his successor has been duly elected and qualified. Biographical information regarding each of the six nominees is set forth below. No family relationships exist among any of our directors or executive officers.

Each of the nominees has consented to serve another term as a director if re-elected. If any nominee should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the proposal to re-elect Mark R. Bell, William A. Clement, Jr., John F. Davis, III, Norwood H. (“Trip”) Davis, III, Johan G. (“Joop”) Drechsel, and John A. Fentener van Vlissingen as directors for a one-year term expiring at the 2011 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of April 1, 2010:

Name	Age	Position
Norwood H. (“Trip”) Davis, III	42	Co-Founder and Chairman of the Board
H. Shane Hammond	46	President and Chief Executive Officer
David D. Cathcart	38	Chief Financial Officer, Treasurer, and Secretary
Mark R. Bell (1)(2)	65	Director
William A. Clement, Jr. (1)(2)	67	Director
John F. Davis, III (1)(2)	57	Director
Johan G. (“Joop”) Drechsel (2)	55	Director
John A. Fentener van Vlissingen	71	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation, Corporate Governance, and Nominating Committee.

Norwood H. (“Trip”) Davis, III has served as our Co-Founder and Chairman of the Board of Directors since December 2008 and as a director since January 2000. Previously, Mr. Davis served as our President and Chief Executive Officer from December 1999 to December 2008. From February 1998 until November 1999, Mr. Davis was the Senior Vice President and General Manager of the Travel Industry Practice Group at iXL, Inc., and was the CEO and co-founder of Green Room Productions, LLC, a San Francisco-based leader in Web development and technology integration for the travel industry, from July 1995 until it was acquired by iXL, Inc. in February 1998. Prior to founding Green Room, Mr. Davis worked for Landmark Communications in new ventures. Mr. Davis earned a BA from Dartmouth College and an MBA from the Darden School at the

University of Virginia. In nominating Mr. Davis for election as a director, our Board focused on his past experience in the travel and technology industries and the knowledge of the Company that he has gained and shared from serving as the Company’s Chief Executive Officer through 2008 and serving as a director since 2000 as important attributes for continuing to serve as one of our directors.

H. Shane Hammond joined TRX in October 2002, was promoted to Vice President, Client Services in December 2003, and later promoted to Executive Vice President, Sales & Client Services – North America in April 2005. Mr. Hammond became Executive Vice President of TRX and President, RESX Technologies in January 2007, where he had primary responsibility for the RESX Technologies business. In December 2008, Mr. Hammond was promoted to President and Chief Executive Officer. Immediately prior to joining TRX, Mr. Hammond spent nine years with Carlson Wagonlit XTS, serving as President and Partner for the last six of those years managing all operational, marketing, and personnel activities with an emphasis on new business development and strategic planning. Mr. Hammond earned his BBA and MBA from Texas Tech University.

David D. Cathcart joined TRX in September 2004 as Controller and was promoted to Vice President, Finance in July 2005. In November 2006, Mr. Cathcart was further promoted to Chief Financial Officer and Treasurer, and he has served as our Secretary since March 2007. Prior to joining TRX, Mr. Cathcart served as a division controller for General Electric. Mr. Cathcart earned a BS from the University of Notre Dame and an MBA from the University of Central Florida and is a Certified Public Accountant.

Mark R. Bell joined the Board of Directors of TRX in November 2007. Mr. Bell retired from PricewaterhouseCoopers, LLP in 2005 where he served as Senior Partner. Prior to joining PricewaterhouseCoopers, LLP in 2002, Mr. Bell led the Southeastern Utility and Telecommunications practice at Arthur Andersen LLP. Mr. Bell has over 36 years of experience in the energy, utility and telecom industries. Mr. Bell is a member of the Board of Directors of Reliability First Corporation and its Audit Committee Chairman. Mr. Bell earned a BS in Accounting from St. Louis University and is a retired Certified Public Accountant. In nominating Mr. Bell for election as a director, our Board focused on his past experience in the technology and financial services industries, his expertise in matters of corporate governance, his value as an audit committee financial expert and an independent director of the Compensation, Corporate Governance, and Nominating Committee, and the knowledge of the Company that he has gained and shared from serving as a director since 2007 as important attributes for continuing to serve as one of our directors.

William A. Clement, Jr. joined the Board of Directors of TRX in May 2008. Mr. Clement has served as the President & CEO of Atlanta Life Financial Group, Inc., a privately-held financial services company, since May 2008. Prior to joining Atlanta Life Financial Group, Inc., Mr. Clement served as the CEO of DOBBS, RAM & Company, a systems integration company, for approximately 20 years. Appointed by President Carter, Mr. Clement served as the Associate Administrator of the U.S. Small Business Administration in Washington, D.C. during the Carter Administration. Mr. Clement is a member of the Board of Directors of Radiant Systems, Inc., serving on the Compensation, Corporate Governance, and Nominating Committee and on the Audit Committee as a financial expert. Additionally, Mr. Clement is the Chairman of the Board of Directors of DOBBS, RAM & Company. Mr. Clement received his BA from Morehouse College and his MBA from the Wharton Business School at the University of Pennsylvania. In nominating Mr. Clement for election as a director, our Board focused on his past experience in the technology and financial services industries, his expertise in matters of corporate governance, his value as an audit committee financial expert and an independent director of the Compensation, Corporate Governance, and Nominating Committee, and the knowledge of the Company that he has gained and shared from serving as a director since 2007 as important attributes for continuing to serve as one of our directors.

John F. Davis, III has served as a director since January 2000. Mr. Davis has served as CEO of BirchStreet Systems since November 2008. He served as Chairman and Chief Executive Officer of Dallas-based Pegasus Solutions, Inc. from 1989 to 2008. In 1982, Mr. Davis co-founded the toll-free floral company, 800-FLOWERS. In 1986, Mr. Davis founded a telemarketing company, ATC Communications. Mr. Davis is on the Board of

Trustees of Texas Christian University in Fort Worth, Texas. Mr. Davis holds a BBA from Texas Christian University. In nominating Mr. Davis for election as a director, our Board focused on his past experience in the technology and travel industries, his expertise in matters of corporate governance, his value as an independent director of the Audit and Compensation, Corporate Governance, and Nominating Committees, and the knowledge of the Company that he has gained and shared from serving as a director since 2000 as important attributes for continuing to serve as one of our directors.

Johan G. (“Joop”) Drechsel has served as a director since October 2002. He joined BCD Holdings N.V. (“BCD Holdings”) in 2001, and has served as its Chief Executive Officer since 2003. Since September 2007, Mr. Drechsel has also served as the Chief Executive Officer of BCD Travel B.V., parent company of BCD Travel USA LLC, formerly known as WorldTravel Partners I, LLC (“BCD Travel”). Prior to joining BCD Holdings in 2001, Mr. Drechsel served for three years as a member of the KPN (Royal Dutch Telecom) executive board, responsible for mobile telephony, Internet, strategy, mergers and acquisitions and corporate client relations. He began his international business career with Royal Dutch/Shell, working for 15 years in various management positions. Mr. Drechsel is on the Board of Directors of The Telegraaf Media Group and Eneco Holding N.V. Mr. Drechsel was born in the Netherlands, studied Economics in Rotterdam and furthered his education at Michigan State University. In nominating Mr. Drechsel for election as a director, our Board focused on his past experience in the travel and technology industries, his vision and expertise in the matters of corporate strategy, his value as a representative of the majority shareholder as a member of the Compensation, Corporate Governance, and Nominating Committee, and the knowledge of the Company that he has gained and shared from serving as a director since 2002 as important attributes for continuing to serve as one of our directors.

John A. Fentener van Vlissingen has served as a director from January 2000 to October 2002 and since April 2005. He founded BCD Holdings, which focuses on the travel industry and niche markets in financial services, in 1975 and served as its Chief Executive Officer until 2003. He is Chairman of the Supervisory Board of Directors of BCD Holdings. He is Vice-Chairman of the Supervisory Board of Directors of SHV Holdings, the largest privately owned company in the Netherlands, and is a co-founder and Advisory Board Member of Noro-Moseley Partners, a U.S. venture capital firm headquartered in Atlanta. Mr. van Vlissingen also serves on numerous other boards of directors internationally. Prior to founding BCD Holdings, he was a partner with Pierson, Heldring & Pierson, a private banking firm headquartered in the Netherlands. In nominating Mr. van Vlissingen for election as a director, our Board focused on his vested interest in the Company as its largest shareholder, his past experience in the travel and technology industries, his vision and expertise in the matters of corporate strategy, and the knowledge of the Company that he has gained and shared from serving as a director since 2000 as important attributes for continuing to serve as one of our directors.

CORPORATE GOVERNANCE

Director Independence

Even though our common stock is currently traded via Pink Sheets on the Over The Counter Market, we continue to voluntarily adhere to the more stringent NASDAQ Stock Market (“Nasdaq”) listing standards. We are a “controlled company” for purposes of Rule 5615(c) of the Nasdaq listing standards, by virtue of the fact that BCD Technology, S.A., our majority shareholder, continues to hold on record 50.7% of the voting power of our common stock. On August 31, 2006, our Board of Directors deemed it advisable and in our best interests to elect to take advantage of the “controlled company” exemption as permitted under the Nasdaq listing standards. As a “controlled company,” we are exempt from the provisions of the Nasdaq listing standards that require us to have a board of directors comprised of a majority of independent directors (we currently have an equal number of independent directors and non-independent directors) and to maintain compensation and nominating committees comprised solely of independent directors. The Board of Directors has determined, however, that Messrs. Bell, Clement, and J. Davis are independent as defined by Nasdaq listing standards. The independent directors continue to have regularly scheduled meetings at which only the independent directors are present.

Mr. Drechsel is not independent as defined by Nasdaq listing standards and serves on our Compensation, Corporate Governance, and Nominating Committee. The Board of Directors believes that in light of our current status as a “controlled company” and our adoption of the Policy Regarding Qualification and Nomination of Director Candidates, as discussed below, we have in place adequate processes to identify, evaluate, select, and nominate qualified director candidates. If we cease to be a “controlled company” under the Nasdaq listing standards, we will come into full compliance with all of the requirements thereof within the applicable transition periods provided for by the Nasdaq listing standards.

Board Leadership Structure and Role in Risk Oversight

Mr. Norwood H. Davis serves as our Chairman of the Board of Directors and convenes and chairs regular sessions of the directors. Our former President and CEO, Mr. Davis serves as liaison between the independent directors and our directors representing our majority shareholder. Additionally, two of our independent directors serve as the Chairmen of our committees as further described below. We believe that our leadership structure allows the Board to have better control of the direction of management while still retaining independent oversight.

The Board’s role in our risk oversight process includes receiving frequent, regular reports from members of management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic risks. The full board, or the appropriate committee receives these updates from management to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the information, the chairman of the relevant committee or his designee reports on the discussion to the full Board during the next Board meeting, thereby enabling the Board and its committees to coordinate the risk oversight role and manage the risk interrelationships for the Company.

Board Meetings and Committee Meetings; Annual Meeting Attendance

During the year ended December 31, 2009, the Board of Directors held six meetings. The Board has established two committees: an Audit Committee and a Compensation, Corporate Governance, and Nominating Committee. During the year ended December 31, 2009, the Audit Committee held four meetings, and the Compensation, Corporate Governance, and Nominating Committee held three meetings. Each director attended at least 83% of the aggregate meetings of the Board of Directors and any committee on which he served, except for Mr. Drechsel who attended 56% of the aggregate meetings of the Board of Directors and any committee on which he served.

All members of the Board of Directors are encouraged, but not required, to attend the Annual Meeting. None of the directors attended our 2009 Annual Meeting of Shareholders held on May 27, 2009.

Board Committees

Audit Committee

The Audit Committee, which consists of Messrs. Bell (Chairman), Clement, and J. Davis, is responsible for reviewing the financial reports we provide to the Securities and Exchange Commission (the “SEC”), reviewing our internal financial and accounting controls, discussing the adequacy of our internal controls and procedures with management and the auditors, and appointing and overseeing the performance and results and costs of the audits and other services provided by our independent registered public accounting firm. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Messrs. Bell, Clement, and J. Davis are independent directors as defined by Nasdaq listing standards and SEC regulations. The Board of Directors has determined that Messrs. Bell and Clement are “audit committee financial experts.” A copy of the Audit Committee charter is available on our website at www.trx.com.

Compensation, Corporate Governance, and Nominating Committee

The Compensation, Corporate Governance, and Nominating Committee, which consists of Messrs. J. Davis (Chairman), Bell, Clement, and Drechsel, establishes our overall employee compensation policies and recommends to the Board of Directors major compensation programs, reviews and approves the compensation and benefits for our executive officers and directors, administers our employee benefit, pension and equity incentive programs, recommends to our Board qualified candidates for election to the Board of Directors, evaluates and reviews the performance of existing directors, makes recommendations to the Board of Directors regarding governance matters and develops and recommends to our Board of Directors governance and nominating guidelines and principles. Messrs. Bell, Clement, and J. Davis are independent under the Nasdaq listing standards. The Board of Directors has determined that the service of Mr. Drechsel, who is Chief Executive Officer of BCD Holdings N.V., an indirect parent of BCD Technology, S.A. (our majority shareholder) and BCD Travel B.V., parent company of BCD Travel USA, LLC (formerly known as WorldTravel Partners I, LLC), on the Compensation, Corporate Governance, and Nominating Committee is required by the best interests of TRX and its shareholders, given his experience and knowledge of TRX. A copy of the Compensation, Corporate Governance, and Nominating Committee charter and our corporate governance guidelines are available on our website at www.trx.com.

Compensation Committee Process

Under its current charter, our Compensation, Corporate Governance, and Nominating Committee has responsibility to make recommendations to the Board of Directors for the compensation of our Chief Executive Officer, and the Board of Directors has final review and authority with regard to the compensation of our Chief Executive Officer. With regard to the other executive officers, the Committee has responsibility to review and approve base salaries, to establish goals and objectives relevant to the compensation of the executive officers, to evaluate their performance in light of those goals and objectives, and to make compensation determinations for executive officers based on its evaluation. The Committee also has responsibility to make recommendations to the Board regarding compensation paid to our nonemployee directors. In addition, the Committee is charged with advising the Board of Directors on compensation trends for executives and directors. The charter provides that the Committee will meet at least two times each year, but the Committee actually meets as frequently as needed.

Because Internal Revenue Code Section 162(m) and SEC Rule 16b-3 require that certain compensation decisions and actions be made by a committee consisting solely of independent members of the Board of Directors, and each of those requirements provide for different definitions of independence, the Committee has appointed a subcommittee of Messrs. Bell, Clement, and J. Davis, each of whom meets both of those definitions of independence, to make the appropriate compensation decisions and take the actions necessary to preserve certain tax deductions for TRX and securities exemptions for our executive officers and directors. To that end, Messrs. Bell, Clement, and J. Davis are also appointed as the Omnibus Plan Committee to make grants under the TRX, Inc. Omnibus Incentive Plan.

From time to time, the Committee engages an independent compensation consulting firm for assistance in evaluating the total compensation package offered to TRX executives against those of companies of comparable size and complexity, and, particularly, companies within our industry. The Committee did not engage a consulting firm for this purpose in 2009. In addition, the Committee often seeks input and recommendations from the Co-Founder and Chairman regarding compensation for other executive officers.

Consideration of Director Nominees

The Board of Directors has adopted, and the Compensation, Corporate Governance, and Nominating Committee has ratified the Policy Regarding Qualification and Nomination of Director Candidates, which establishes the specific minimum qualifications that must be met for recommendation for a position on the Board of Directors. Qualified candidates for director are those who, in the judgment of the Compensation, Corporate Governance, and Nominating Committee, possess all of the personal attributes and a sufficient mix of the experience attributes described below to assure effective service on the Board of Directors. Personal attributes of a director candidate considered by the Compensation, Corporate Governance, and Nominating Committee include: leadership, ethical nature, contributing nature, independence, interpersonal skills, and effectiveness. Experience attributes of a director candidate considered by the Compensation, Corporate Governance, and Nominating Committee include: financial acumen, general business experience, industry knowledge, diversity of viewpoints, and special business experience and expertise.

The Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee periodically assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected. In the event that vacancies are anticipated or otherwise arise, the Committee seeks to identify director candidates based on input provided by a number of sources, including (i) committee members, (ii) our other directors, (iii) our management, and (iv) our shareholders. The Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates.

Once director candidates have been identified, the Committee will then evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Committee deems necessary or appropriate, including those set forth above. While there is no firm requirement of minimum qualifications or skills that a director candidate must possess, the Committee seeks candidates with a diversity of background and experience as it deems appropriate given the then current needs of the Board and will evaluate director candidates based on a number of factors, including their independence, business judgment, leadership ability, experience in developing and analyzing business strategies, experience in the technology and travel industries, strategic vision and financial literacy, and, for incumbent directors, their past performance. All members of the Board may interview the final candidates. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders. If qualified, the Committee will seek full Board of Directors approval of the nomination of the candidate or the election of such candidate to fill a vacancy on the Board of Directors.

Any candidates submitted by shareholders would be evaluated in the same manner as candidates recommended from other sources, provided that the procedures set forth below have been followed.

To recommend a nominee, a shareholder must submit the following information to the Committee:

•	the nominee’s name, age, business address and residence address;

•	the nominee’s principal occupation or employment;

•	the shareholder’s name and address;

•	the number of shares of our common stock beneficially owned by the shareholder;

•	the date that the shareholder acquired such shares;

•	documentary support for the shareholder’s claim of beneficial ownership of such shares; and

•	any other information that would be required to be disclosed in the proxy statement pursuant to Regulation 14A under the Exchange Act.

This information must be received by our Secretary at our principal executive offices no less than 90 calendar days prior to the first anniversary of the date that our proxy statement was released to our shareholders in connection with the preceding year’s Annual Meeting of Shareholders. For the proxy materials relating to the 2011 Annual Meeting, this date would be January 29, 2011. All notices should be sent to: Secretary, TRX, Inc., 2970 Clairmont Road NE, Suite 300, Atlanta, Georgia 30329. The Compensation, Corporate Governance, and Nominating Committee may request other information from the nominee or shareholder to evaluate the nominee or comply with Regulation 14A or other applicable rules and regulations, including any applicable listing requirements, which information must be provided within the timeframe provided by the Committee for the nominee to be considered.

Shareholder Communication with the Board of Directors

Shareholders may communicate with the Board by writing to the attention of the Board of Directors c/o Secretary, TRX, Inc., 2970 Clairmont Road NE, Suite 300, Atlanta, Georgia 30329.

Code of Ethics

We have adopted a “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act that applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer and principal accounting officer. A current copy of our Code of Business Conduct and Ethics is available on our website at www.trx.com under the links “Investors—Corporate Governance.” We intend to disclose any amendments to the Code of Business Conduct and Ethics, as well as any waivers for executive officers or directors, on our website at www.trx.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information provided to us by each of the following as of March 31, 2010 (unless otherwise indicated) regarding their beneficial ownership of our common stock:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	our Chief Executive Officer and each of the other individuals named in the Summary Compensation Table in this proxy statement;

•	each of our directors;

•	all of our directors and executive officers as of March 31, 2010 as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons and entities named in the table below have sole voting and sole investment power with respect to the shares set forth opposite each person’s or entity’s name.

Shares of common stock subject to options currently exercisable or exercisable within 60 days after March 31, 2010 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o TRX, Inc., 2970 Clairmont Road NE, Suite 300, Atlanta, Georgia 30329.

	Common Stock Beneficially Owned
Beneficial Owner	Number of Shares		Percent of Class
BCD Technology, S.A. 65 Boulevard Grande- Duchesse Charlotte L1331 Luxembourg	9,356,212	(1)	50.7%
S Squared Technology, LLC 515 Madison Avenue New York, NY 10022	2,121,700	(2)	11.5%
Kevin C. Howe 501 Park Lake Drive McKinney, TX 75070	1,014,744	(3)	5.5%
Norwood H. (“Trip”) Davis, III	1,683,787	(4)	8.8%
H. Shane Hammond	293,825	(5)	1.6%
David D. Cathcart	147,867	(6)	*
Mark R. Bell	6,250	(7)	*
William A. Clement, Jr.	6,250	(7)	*
John F. Davis, III	6,250	(7)	*
Johan G. (“Joop”) Drechsel	9,366,212	(8)	50.7%
John A. Fentener van Vlissingen	9,362,462	(9)	50.7%
All executive officers and directors as a group (8 persons)	11,516,691	(10)	58.6%

*	Less than one percent (1%) of outstanding shares.
(1)	BCD Technology, S.A. is an indirect wholly-owned subsidiary of BCD Holdings N.V., a Dutch transportation and financial services company, and the beneficial owner of 9,356,212 shares of common stock, which includes 53,913 shares held by BCD Travel USA LLC (formerly known as WorldTravel Partners I, LLC), an indirect wholly-owned subsidiary of BCD Holdings N.V.
(2)	The amount shown and the following information is derived from Amendment No. 1 to the Schedule 13G filed by S Squared Technology, LLC (“SST”), S Squared Technology Partners, L.P. (“SSTP”), Seymour L. Goldblatt (“Seymour”) and Kenneth A. Goldblatt (“Kenneth” and together with SST, SSTP, and Seymour collectively “S Squared”), on February 10, 2010, reporting beneficial ownership as of December 31, 2009. According to the Schedule 13G/A, S Squared is the beneficial owner of 2,121,700 shares of our outstanding common stock. S Squared holds sole voting power and dispositive power over the 2,121,700 shares. SST and SSTP are registered investment advisers.
(3)	The amount shown and the following information is derived from Amendment No. 1 to the Schedule 13G filed by Kevin C. Howe, on February 9, 2010 reporting beneficial ownership as of December 31, 2009. Mr. Howe reported beneficial ownership of 1,014,744 shares and had sole voting and dispositive power as to such shares on behalf of Mercury Management, L.L.C. (“Mercury Management”), the general partner of Mercury Ventures II, Ltd. (“Mercury II”), which is general partner of Mercury Fund VII, Ltd. (“Mercury VII”), and Mercury Fund VIII, Ltd. (“Mercury VIII”). Included in the number of shares beneficially owned are 10,000 shares owned directly by Mr. Howe. Mercury VII reported beneficial ownership of 588,000 of the shares and had sole voting and dispositive power as to all of these shares; Mercury VIII reported beneficial ownership of 416,744 of the shares and sole voting and dispositive power as to all of these shares; Mercury II reported beneficial ownership of 1,004,744 of the shares and sole voting and dispositive power as to all of these shares (which number includes the shares owned by Mercury VII and Mercury VIII); and Mercury Management reported beneficial ownership of 1,004,744 of the shares and sole voting and dispositive power as to all of these shares (which number includes the shares owned by Mercury II).
(4)	Includes 232,462 shares held by Davis Family Holdings, LLC, 472,067 shares held by Davis Family Holdings II, LLC, 750,000 shares issuable upon the exercise of options, and 2,058 shares held under our Employee Stock Purchase Plan. Mr. Davis is the managing member of each of Davis Family Holdings, LLC and Davis Family Holdings II, LLC. Of the total shares held by Davis Family Holdings, LLC, 176,907 shares are pledged to Wachovia as security for a loan. All of the shares held by Davis Family Holdings II, LLC are pledged to Wachovia as security for a loan.
(5)	Includes 265,000 shares issuable upon the exercise of options and 25,125 shares held under our Employee Stock Purchase Plan.
(6)	Includes 125,000 shares issuable upon the exercise of options.
(7)	Includes 6,250 shares issuable upon the exercise of options.
(8)	Includes 10,000 shares issuable upon the exercise of options and 9,356,212 shares held by BCD Technology, S.A., of which Mr. Drechsel exercises voting and dispositive control. Mr. Drechsel is the Chief Executive Officer of BCD Holdings N.V., the indirect parent of BCD Travel USA LLC (formerly known as WorldTravel Partners I, LLC) and BCD Technology, S.A. See footnote 1 above.
(9)	Includes 6,250 shares issuable upon the exercise of options and 9,356,212 shares held by BCD Technology, S.A., of which Mr. van Vlissingen exercises voting and dispositive control. Mr. van Vlissingen is the Chairman and founder of BCD Holdings N.V. (the indirect parent of BCD Technology, S.A. and BCD Travel USA LLC, formerly known as WorldTravel Partners I, LLC). See footnote 1 above.
(10)	Includes 1,175,000 shares issuable upon the exercise of options.

EXECUTIVE COMPENSATION

The following table summarizes the compensation earned during the years ended December 31, 2009 and 2008, by those individuals who served as our Chief Executive Officer during any part of 2009 and our remaining executive officer whose total compensation exceeded $100,000 during 2009. The individuals listed in the table below are referred to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compen- sation ($) (2)	Nonquali- fied Deferred Compensation Earnings ($)	All Other Compen- sation ($)		Total ($)
H. Shane Hammond President, Chief Executive Officer	2009	$314,167	—	—	$37,979	$314,167	—	$19,350	(3)	$685,663
	2008	$250,576	—	—	$39,616	—	—	$12,000	(4)	$302,192
David D. Cathcart Chief Financial Officer	2009	$265,833	—	—	$67,237	$265,833	—	$19,350	(5)	$618,253
	2008	$275,000	—	—	$28,143	—	—	$13,040	(6)	$316,183

(1)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards made under our Omnibus Incentive Plan. Assumptions used in the calculation of these amounts are included in Note 2 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
(2)	The amounts shown in this column represent cash incentive awards earned under our Executive Annual Incentive Plan, as discussed in more detail under “Executive Annual Incentive Plan” below.
(3)	The amount reflects $12,000 for an automobile allowance and $7,350 in 401(k) Plan matching contributions by us based on deferrals made by the individual in the 401(k) Plan in 2009.
(4)	The amount reflects $12,000 for an automobile allowance.
(5)	The amount reflects $12,000 for an automobile allowance and $7,350 in 401(k) Plan matching contributions by us based on deferrals made by the individual in the 401(k) Plan in 2009.
(6)	The amount reflects $1,040 for tickets to sports events and $12,000 for an automobile allowance.

Employment Contracts

President and Chief Executive Officer

Mr. H. Shane Hammond, our President and Chief Executive Officer, serves pursuant to the terms of an employment contract effective December 11, 2008. The term of the amended contract extends until December 11, 2011 and provides for an annual base salary of $325,000. Consistent with other actions taken by TRX, effective March 7, 2009, Mr. Hammond voluntarily reduced his current base salary by 4% to $312,000. Mr. Hammond is eligible to be designated for participation in the TRX, Inc. Executive Annual Incentive Plan and is also eligible for a discretionary bonus of up to 100% of his base salary. The employment contract also provides that Mr. Hammond is entitled to receive thirty-three days of paid time off per calendar year, medical and other insurance benefits, an automobile allowance of $1,000 per month, and potential relocation benefits if, and when, the Board of Directors determines that relocation to Atlanta, Georgia is necessary for Mr. Hammond.

Mr. Hammond’s employment contract provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change of Control.”

Chief Financial Officer

Mr. David D. Cathcart, our Chief Financial Officer, Treasurer, and Secretary, serves pursuant to the terms of an employment contract dated July 1, 2005, as amended on November 15, 2006 and December 31, 2008. The term of the amended contract extends through July 1, 2012 and provides for an annual base salary of $275,000. Consistent with other actions taken by TRX, effective March 7, 2009, Mr. Cathcart voluntarily reduced his current base salary by 4% to $264,000. The amended contract automatically renews for successive two-year terms, unless either party provides twelve months’ notice to the other party. Mr. Cathcart is eligible for a discretionary annual bonus of up to 50% of his base salary. The employment contract provides that Mr. Cathcart is entitled to receive four weeks of paid vacation per year, medical and other insurance benefits, and an automobile allowance in the amount of $1,000 per month.

Mr. Cathcart’s employment contract provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change of Control.”

Perquisites and Other Compensation

TRX provides an array of employee benefit plans, policies and arrangements in which all employees participate, including the named executive officers. These benefits include various insurance plans, such as group medical and life insurance plans. In addition, we provide a tax-qualified 401(k) retirement plan in which all employees may save for retirement on a pre-tax basis, and we provide a discretionary matching contribution to encourage that savings. Most of the benefits that we provide in these broad-based plans are not required to be disclosed in the Summary Compensation Table because we provide them to all employees on the same basis, except that any matching contributions paid to our named executive officers under the 401(k) Plan would be reflected in the “All Other Compensation” column of the Summary Compensation Table.

In addition to the various benefits provided to all employees, certain officers, including our named executive officers, are provided with additional benefits and perquisites that we believe are consistent with our overall compensation policies, are competitive with the market, and in some cases necessary for our executives to properly perform their duties. These items are shown in the “All Other Compensation” column of the Summary Compensation Table and are more fully described below.

Automobile Costs. TRX provides each of our executive officers with a monthly automobile allowance. The executives are responsible for acquiring, maintaining, and insuring their own automobiles, and our allowance is intended to assist them with covering transportation costs associated with their jobs.

Sports Events. In 2008, TRX routinely purchased season tickets to professional baseball games. Each officer and certain management level employees in our headquarters office were allocated tickets to attend up to four games per season. The officers and management may have used the tickets personally or may have gifted the tickets to other employees. In 2009, TRX did not purchase any season tickets to professional baseball games.

The perquisites and other benefits that we provided to our named executive officers during 2009 are included in the “All Other Compensation” column of the Summary Compensation Table and identified in the footnotes to that table.

Omnibus Incentive Plan

TRX maintains the TRX, Inc. Omnibus Incentive Plan, referred to as the “Omnibus Plan”, which permits grants and awards of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and cash-based awards. To date, our awards under the Omnibus Plan have consisted solely of stock options. Our employees who are in good standing, non-employee directors, consultants, and advisors may receive awards under the Omnibus Plan. Each award is subject to an award agreement prepared by the committee that administers the Omnibus Plan reflecting the terms and conditions of the award. Currently, a subcommittee of our Compensation, Corporate Governance, and Nominating Committee administers the Omnibus Plan. Among other powers and duties, the subcommittee determines the eligible individuals to receive awards and establishes the terms and conditions of all awards. The subcommittee may delegate its authority under the Omnibus Plan, and has delegated to the Chief Executive Officer its authority to grant certain awards to non-officers.

An aggregate of 3,300,000 shares of our common stock is reserved for issuance during the term of the Omnibus Plan. Adjustments may be made to awards or to the number of shares available under the Omnibus Plan in the event of a stock split, stock dividend, reclassification or other recapitalization affecting our common stock.

Incentive stock options are options to purchase our common stock that receive tax benefits if they meet the requirements under Internal Revenue Code Section 422, and nonqualified stock options are options to purchase our common stock that do not meet those requirements. Unless the subcommittee determines otherwise for a nonqualified stock option, the exercise price of each option granted under the Omnibus Plan will be at least 100% of the fair market value of a share of our common stock on the date of grant. Fair market value is defined in the Omnibus Plan as the closing price of a share of our common stock on the business day immediately preceding the date of grant. The option price is payable in cash, by tendering shares of our common stock that have been held for at least six months, by broker-assisted cashless exercise, or by any other method permitted by the subcommittee. Unless the subcommittee specifies otherwise, options become exercisable with respect to 25% of the award on each of the first four anniversaries of the grant date. The subcommittee may specify other conditions, restrictions and contingencies in its discretion. Unless otherwise determined by the subcommittee, all options become immediately vested upon a participant’s death or disability, and upon a change of control. The maximum term of any option is ten years from the date of grant. Unless a shorter period is provided in the award agreement, following a termination of employment or service, exercisable options terminate immediately upon termination of employment for cause or voluntary termination by the option holder, and will remain exercisable (but not beyond the options’ expiration date) for one year, if the termination is due to death or disability; and 30 days (or three months, if after a change of control), if the termination is for any other reason. Options may be amended to extend the exercise period in unusual circumstances.

On April 11, 2009, pursuant to Mr. Hammond’s employment contract, Mr. Hammond was granted options to purchase 200,000 shares of our common stock at an exercise price of $0.30 per share, with the options vesting in increments of one half on each of December 1, 2010 and on December 1, 2011.

On October 19, 2009, Mr. Cathcart was granted options to purchase 100,000 shares of our common stock at an exercise price of $0.92 per share, with the options vesting in increments of one quarter per year beginning on the first anniversary of the date of grant.

Executive Annual Incentive Plan

On February 14, 2006, the TRX, Inc. Executive Annual Incentive Plan, referred to as the “Executive Incentive Plan” was adopted, effective as of January 1, 2006, by the outside directors of the Compensation, Corporate Governance, and Nominating Committee of our Board of Directors. On April 20, 2006, our shareholders approved the Executive Incentive Plan. The purpose of the Executive Incentive Plan is to provide annual cash incentives and to attract and retain qualified executives. The outside directors (as that term is defined in Section 162(m) of the Internal Revenue Code) of the Committee make up the “committee” that administers the Executive Incentive Plan. Our Chief Executive Officer, Chief Financial Officer, and any executive vice president are eligible to participate in the Executive Incentive Plan if selected by the committee for the plan year. Within 90 days of the beginning of each plan year, the committee may determine the performance awards (which are intended to be performance-based awards under Section 162(m)) by establishing the target performance awards, generally as a percentage of base compensation, and the performance measures against which the target awards will be measured, which are generally related to the performance of TRX but may also be based on individual performance. As soon as possible after the end of each plan year, the committee will certify whether the performance measures were attained and will award performance awards, if any, subject to final Board approval of the awards recommended by the committee. Performance awards are paid as soon as possible after the committee’s certification. In the event of a change in control, if the performance measures have been attained, a participant will receive an immediate lump sum cash payment of the performance award based on the level of performance measures attained.

On February 25, 2009, the committee established corporate performance measures based on the operation of the Company within the fixed charge coverage ratio covenant and operation of the Company within the leverage ratio covenant (as such covenants are defined in the Atlantic Capital Bank Credit Facility) and the removal of the existing guarantee of the Atlantic Capital Bank Credit Facility. Such performance goals were measured on each of the four fiscal quarters for fiscal year 2009. The Chief Executive Officer and Chief Financial Officer were each eligible for a performance award from 50% up to 125% of his respective base salary, depending on the actual performance measures attained by TRX for the fiscal year. However, if the minimum performance measures established by the committee were not met, then no performance awards would be paid under the Executive Incentive Plan for fiscal year 2009. Performance awards may never be increased above the maximum amount established by the committee. All awards recommended by the committee are subject to final Board approval.

On December 9, 2009, the Executive Incentive Plan was adjusted to allow payments of performance awards with interest-bearing promissory notes issued by TRX as well as in cash. The form of payment is in the sole discretion of TRX, but if payment is made in the form of a promissory note, the note must be fully payable by December 31 of the year in which it is issued.

TRX’s performance under the Executive Incentive Plan with respect to fiscal year 2009 met the target level of performance measures and therefore resulted in a performance award for the Executive Incentive Plan participants. The Compensation, Corporate Governance, and Nominating Committee certified results of the 2009 performance measures, reviewed the payout calculation of the awards earned, and recommended to the Board the payout of the awards earned, which was subsequently approved by the Board on March 8, 2010. Such amounts were paid in cash and are included in the Summary Compensation Table.

Retirement Benefits

During 2009, Messrs. Davis, Hammond, and Cathcart participated in the TRX, Inc. 401(k) Plan. Under this plan, our employees may contribute a portion of their compensation on a pre-tax basis, and if they make pre-tax contributions, then we can make a discretionary matching contribution to the plan on their behalf. For 2009, we made matching contributions to the 401(k) Plan for each of Messrs. Davis, Hammond, and Cathcart in the amount of $7,350. These matching contribution amounts may be reduced due to our potential failure of the non-discrimination testing under the 401(k) Plan. Such matching contribution amounts for Messrs. Hammond and Cathcart are reflected in the “All Other Compensation” column of the Summary Compensation Table.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by the named executive officers at December 31, 2009.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($ )	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
H. Shane Hammond	15,000		—		—	$11.03	02/10/2014	—	—	—	—
	100,000		—		—	$9.00	09/27/2015	—	—	—	—
	25,000	(1)	75,000	(1)	—	$1.25	04/29/2018	—	—	—	—
	100,000	(2)	—		—	$0.51	12/11/2018	—	—	—	—
	—		200,000	(3)	—	$0.30	04/11/2019	—	—	—	—
David D. Cathcart	30,000		—		—	$9.00	09/27/2015	—	—	—	—
	75,000	(4)	25,000	(4)	—	$6.41	11/15/2016	—	—	—	—
	25,000	(5)	75,000	(5)	—	$1.25	04/29/2018	—	—	—	—
	—		100,000	(6)	—	$0.92	10/19/2019	—	—	—	—

(1)	The options become 25% exercisable on each of the first four anniversaries of the date of grant, April 29, 2008.
(2)	The options, granted December 11, 2008, became 100% exercisable on December 1, 2009.
(3)	The options, granted April 11, 2009, become 50% exercisable on December 1, 2010 and December 1, 2011.
(4)	The options become 25% exercisable on each of the first four anniversaries of the date of grant, November 15, 2006.
(5)	The options become 25% exercisable on each of the first four anniversaries of the date of grant, April 29, 2008.
(6)	The options become 25% exercisable on each of the first four anniversaries of the date of grant, October 19, 2009.

Potential Payments Upon Termination or Change of Control

This section describes the obligations of TRX to the named executive officers in the event of a change of control of TRX or following termination of their employment, including the change in control provisions of our Omnibus Plan and our Executive Incentive Plan and specific provisions of the employment contract of each named executive officer regarding post-termination payments and benefits.

Omnibus Plan

To date, the only awards outstanding under the Omnibus Plan are stock options. Under the terms of the Omnibus Plan, there is an automatic acceleration of the exercisability of any outstanding stock options in the event of the holder’s death or disability or in the event of a change of control of TRX. A change of control under the Omnibus Plan would occur if, in summary, (i) a person, entity or group becomes the owner of at least 50% of our outstanding stock or voting power, unless the transaction is an acquisition directly from TRX, an acquisition by TRX or any of its affiliates, or an acquisition by any employee benefit plan (or related trust) sponsored or maintained by TRX or any of its affiliates; (ii) during any 12-month period, incumbents no longer constitute a majority of our Board of Directors, unless the new members were approved by the incumbents; (iii) a reorganization, merger or similar transaction occurs and our shareholders do not retain more than 50% of the voting power of the surviving company; or (iv) we sell substantially all of our assets. The Omnibus Plan is more fully described above in the narrative following the Summary Compensation Table.

Executive Annual Incentive Plan

The Executive Incentive Plan provides that upon the occurrence of a change of control of TRX, each participant receives an immediate lump sum cash payment of any outstanding performance award (if any) based on the level of performance measures that have actually been attained as of the date of the change of control. The amount of the performance award must be consistent with the minimum, target or maximum level of performance measures actually achieved. The Executive Incentive Plan contains the same definition of “change of control” as the Omnibus Plan. The Executive Incentive Plan is more fully described above in the narrative following the Summary Compensation Table.

Employment Contracts

Each of the employment contracts with our named executive officers provides various triggers for post-termination payments and/or benefits, including termination of employment due to discharge by TRX without “good cause,” disability, and termination upon a change of control. Each of the agreements provides that the definition of “good cause” includes any act of fraud or dishonesty (whether or not in connection with TRX’s business), competing with the business of TRX either directly or indirectly, breaching any provision of the employment contract, failing to comply with the decisions of TRX, failing to discharge the executive’s duty of loyalty to TRX, and any other matter constituting “cause” under the laws of the State of Georgia.

H. Shane Hammond

In addition to the benefits described above, Mr. Hammond is entitled to additional benefits under his employment contract upon termination of his employment. This agreement provides that if Mr. Hammond is terminated by TRX for good cause, if his employment terminates due to his death or disability, or if he voluntarily terminates, we will continue to pay him his base salary and provide benefits up to the date of his termination, but he is not entitled to any post-termination payments or benefits. If Mr. Hammond is terminated by us without good cause, we will provide (i) any earned but unpaid base salary accrued through the date of termination plus the base salary due to Mr. Hammond for the remainder of the term, but for not less than 12 months; and (ii) reimbursement for COBRA continued health insurance premiums for himself and his family for the earlier of 12 months or until he has obtained comparable insurance from another employer.

Our employment contract with Mr. Hammond includes noncompete, nonsolicitation and confidentiality provisions that restrict him from competing against us in a certain manner, soliciting our clients or employees, or disclosing any of our confidential information for the period of up to two years following the termination of his employment.

David D. Cathcart

In addition to the benefits described above, Mr. Cathcart is entitled to additional benefits under his employment contract upon termination of his employment. This contract provides that if Mr. Cathcart is terminated by TRX for good cause, if his employment terminates due to his death or disability, or if he voluntarily terminates, we will continue to pay him his base salary and provide benefits up to the date of termination, but he is not entitled to any post-termination payments or benefits. If we terminate Mr. Cathcart without good cause, we will either provide Mr. Cathcart 12 months’ advance notice or pay him 12 months’ base salary, plus reimburse him for COBRA continued health insurance premiums for himself and his family for the earlier of 12 months or until he has obtained comparable insurance from another employer.

Mr. Cathcart’s agreement provides that, within 90 days following a change of control of TRX (as defined in the Omnibus Plan), Mr. Cathcart may terminate his employment contract, provided he gives TRX at least 30 days’ notice of the date of his termination. If he terminates under this provision, we will pay his base salary and contracted benefits up to the effective date of the termination of his employment contract.

Our employment contract with Mr. Cathcart includes noncompete, nonsolicitation and confidentiality provisions that restrict him from competing against us in a certain manner, soliciting our clients or employees, or disclosing any of our confidential information for the period of up to two years following the termination of his employment.

NON-EMPLOYEE DIRECTOR COMPENSATION

We provide certain cash and equity-based compensation for the non-employee members of our Board of Directors. Any member of the Board who is also an employee of TRX does not receive any compensation for Board service. Our Compensation, Corporate Governance, and Nominating Committee reviews our director compensation each year and makes recommendations to the Board for the following service year. The table below and following narrative describe our current non-employee director compensation structure in 2009.

2009 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1) (2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Mark R. Bell	$58,200	—	$5,708	—	—	—	$63,908
William A. Clement, Jr.	48,500	—	5,708	—	—	—	54,208
John F. Davis III	58,200	—	5,708	—	—	—	63,908
Johan G. (“Joop”) Drechsel	48,500	—	9,134	—	—	—	57,634
John A. Fentener van Vlissingen	48,500	—	5,708	—	—	—	54,208

(1)	The aggregate number of option awards outstanding at December 31, 2009 for each of the directors was as follows:

Name	Options
Mark R. Bell	25,000
William A. Clement, Jr.	25,000
John F. Davis III	25,000
Johan G. (“Joop”) Drechsel	40,000
John A. Fentener van Vlissingen	25,000

(2)	This amount reflects the grant date fair value, determined in accordance with FASB ASC Topic 718, for awards made under our Omnibus Plan. Assumptions used in the calculation of this amount are included in Note 2 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Non-employee independent directors receive a $50,000 annual retainer. The Chairmen of each of our Audit Committee and our Compensation, Corporate Governance, and Nominating Committee receive an additional $10,000 annual retainer. If the Chairman of either Committee changes during the year, the new Chairman will receive an additional $10,000 annual retainer upon acceptance of the appointment, prorated for the period in which he or she serves. Additionally, in the event the Compensation, Corporate Governance, and Nominating Committee and the Board of Directors approve a new Board member, the new Board member will receive an award of options to purchase 25,000 shares of our common stock upon acceptance of the appointment. We also reimburse our non-employee directors for expenses incurred in connection with attending Board and committee meetings. On April 6, 2009, the Board reduced the cash fees to be paid to each non-employee director by four percent (4%) effective April 1, 2009 until the 2010 Annual Meeting of Shareholders. On April 7, 2010, the Board determined that the annual retainer shall be reinstated to the previous amount of $50,000 for the next service year until the 2011 Annual Meeting of Shareholders. Additionally, the Board determined that only the non-employee independent directors shall receive the annual retainer.

Non-employee directors are eligible to participate in the Omnibus Plan at the discretion of the full Board of Directors. If grants are made to the directors, the options are granted at fair market value, as defined in the Omnibus Plan, and are subject to the normal terms and conditions of the Omnibus Plan.

The following grants of stock options were made to non-employee directors on April 6, 2009 to purchase shares of our common stock at an exercise price of $0.35 per share with the options vesting in increments of one quarter per year beginning on the first anniversary of the date of grant:

Name	Options
Mark R. Bell	25,000
William A. Clement, Jr.	25,000
John F. Davis III	25,000
Johan G. (“Joop”) Drechsel	40,000
John A. Fentener van Vlissingen	25,000

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2009 with respect to securities authorized for issuance under the TRX, Inc. Omnibus Incentive Plan, or its predecessor, each of which were approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	2,458,000	$3.63	82,190
Equity compensation plans not approved by shareholders	—	—	—

Total	2,458,000	$3.63	82,190

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BCD Technology, S.A. and related entities.

Johan G. Drechsel, one of our directors, is Chief Executive Officer of BCD Holdings N.V., a Dutch transportation and financial services company that indirectly owns a majority of our common stock. John A. Fentener van Vlissingen, one of our directors, is Chairman of the Supervisory Board of BCD Holdings, N.V. and beneficial owner of a majority of the common stock of BCD Holdings N.V. BCD Technology, S.A., our majority shareholder, holds of record 50.7% of the voting power of our common stock. BCD Technology, S.A. is an indirect wholly-owned subsidiary of BCD Holdings N.V. and is the beneficial owner of 9,356,212 shares of common stock. This amount includes 53,913 shares held by BCD Travel USA LLC, formerly known as WorldTravel Partners I, LLC (“BCD Travel”), an indirect wholly-owned subsidiary of BCD Holdings N.V.

On January 1, 2006, we entered into an Amended and Restated Master Agreement (which was further amended in March 2008) with WorldTravel Partners I, LLC, now BCD Travel. This Master Agreement was negotiated on an arm’s-length basis. Under the Master Agreement, we: (i) provided software development services; (ii) processed transactions from locations owned or operated by BCD Travel and from BCD Travel’s global partners, including its Latin American, Canadian and European partners; (iii) provided access to software residing on our hardware for BCD Travel’s use for internal business purposes; and (iv) provided quality assurance services related to online transaction processing for their corporate travel service customers. Additionally, we provided support and maintenance services related to all but the software development services.

Although the Master Agreement terminated on December 31, 2008, we continued to provide BCD Travel with certain CORREX services via Amendment #3 to the Amended and Restated Master Agreement effective January 1, 2009. The Amendment provided a short term extension of such CORREX services including quality assurance services, support and maintenance related to online transaction processing for corporate travel service customers and certain software development services until August 31, 2009. BCD Travel paid us a monthly fee for the services plus an hourly fee for the development services.

Separately, in May 2009, we entered into a three-year RESX Distributor Agreement, effective January 1, 2009 with BCD Travel. This RESX Distributor Agreement was negotiated on an arm’s-length basis and superseded the Master Agreement for purposes of the RESX services. Under the RESX Distributor Agreement, we provide an interactive, automated travel information and reservation service, including support and maintenance services related to these services. The RESX Distributor Agreement provides that BCD Travel pays us an annual access fee plus a per-transaction fee as compensation for the services. A certain portion of the estimated fees are prepaid on a monthly basis, with a monthly true-up against actual transaction fees.

In conjunction with the acquisition of certain assets of Hi-Mark, LLC in January 2007, we licensed our technology to perform enhanced data consolidation and reporting services for BCD Travel and to provide access to our software for BCD affiliates’ internal use. BCD Travel paid us access and reporting fees, and we provided maintenance and support related to the services.

Our wholly-owned subsidiary, TRX Europe Ltd., entered into a RESX Distributor Agreement with WorldTravel Holland B.V. This agreement was negotiated on an arm’s-length basis. Pursuant to this agreement, we processed transactions from WorldTravel locations in Holland, and we provided maintenance and related support services and automated travel information and reservation services. WorldTravel paid us implementation fees and transaction fees. The RESX Distributor Agreement was terminated in August 2009.

During 2009, we received an aggregate of $3.3 million from BCD Holdings N.V. and its affiliates in connection with the arrangements discussed above.

Norwood H. (“Trip”) Davis, III

Mr. Norwood H. (“Trip”) Davis, III, our Co-Founder and Chairman of the Board, serves pursuant to the terms of an employment contract dated December 31, 2004, as amended on August 26, 2005, June 30, 2006, April 5, 2007, January 10, 2008, and December 10, 2008. The term of the contract extends until December 31, 2010.

Mr. Davis is responsible for broad oversight and strategic planning for TRX, as well as mentoring the President and Chief Executive Officer. Mr. Davis has agreed to devote at least 32 hours per week to his TRX duties. Among other things, the December 10, 2008 amendment to Mr. Davis’ contract provides: (i) a $60,000 annual base salary, (ii) that Mr. Davis will not be eligible for any discretionary bonuses or bonuses under the Executive Annual Incentive Plan for 2008 or any year thereafter, and (iii) a settlement amount for TRX’s obligations equal to base salary and automobile allowance as of December 10, 2008 through the remainder of the contract term, which amount is to be paid in installments through December 31, 2010. Consistent with other actions taken by TRX, effective March 7, 2009, Mr. Davis voluntarily reduced his current base salary by 4% to $57,600 until the 2010 Annual Meeting of Shareholders. The amended employment contract also provides that Mr. Davis is entitled to receive four weeks of paid vacation per year, medical and other insurance benefits, and personal life insurance premium reimbursements of up to $15,000 annually. For 2009, we reimbursed Mr. Davis in the amount of $5,357 for health insurance and dental expenses and a related gross-up payment for the tax liability for health insurance and dental expenses, $11,019 for life insurance premiums and $3,442 for the related tax liability for life insurance premiums. Mr. Davis’ employment contract provides that we will reimburse him for interest payments made by him under a promissory note dated December 30, 2003, as amended on May 9, 2005, in the face amount of $3,652,500 issued by Mr. Davis to Bank of America, N.A. This note was transferred to Wachovia Bank, N.A. in October 2005. In addition, the contract provides that we will provide tax gross-up payments for any income and employment taxes imputed to him for the reimbursement of the interest payments. In 2009, we reimbursed Mr. Davis in the amount of $292,200 for the loan interest and $215,835 for the related tax liability for the loan interest. Additionally, for 2009, we made matching contributions to the 401(k) Plan for Mr. Davis in the amount of $7,350. This matching contribution amount may be reduced due to our potential failure of the non-discrimination testing under the 401(k) Plan.

Mr. Davis’ employment contract as amended provides for certain benefits upon termination of his employment for various reasons. Mr. Davis’ contract provides that upon his termination due to discharge by TRX for good cause, we will continue to pay him his base salary and benefits up to the date of termination, but no post-termination payments or benefits will be payable.

The contract provides that if we terminate Mr. Davis without good cause, or if his employment should terminate due to his death or disability, we would provide (i) any earned but unpaid base salary accrued through the date of termination; (ii) reimbursement for COBRA continued health insurance premiums for himself, his spouse and dependents for a period of up to 18 months; and (iii) continuation of Mr. Davis’ settlement amount payments (if any), reimbursement for life insurance premiums and payment for related tax liability, and reimbursement of interest payments under a promissory note and payment for related tax liability for the remainder of the term of the contract. We have also agreed to provide a gross up payment for tax liability for the reimbursement of the loan interest.

Mr. Davis’ agreement provides that, within 60 days following receipt of a notice of a change of control of TRX, Mr. Davis may terminate his employment, provided he gives us at least 60 (but not more than 120) days’ notice of the date of his termination. If he terminates under this provision, we will pay the same amounts as provided upon a termination without good cause.

In addition, any stock options held by Mr. Davis will become immediately exercisable upon his termination of employment for any reason other than for discharge for good cause.

The contract provides that no payments would be made to Mr. Davis for a period of six months following his termination of employment for any reason, as required by Internal Revenue Code Section 409A.

Our employment contract with Mr. Davis includes noncompete, nonsolicitation and confidentiality provisions that restrict him from competing against us, soliciting our customers or employees, or disclosing any of our confidential information for the period of up to two years following the termination of his employment.

Hi-Mark Acquisition

In January 2007, we purchased substantially all of the assets and assumed certain liabilities of Hi-Mark, LLC, a Delaware limited liability company and Atlanta-based provider of data acquisition and business intelligence technologies. Hi-Mark was majority owned by Kevin Austin, our Executive Vice President, Product Architecture. The total consideration for this acquisition was approximately $20.9 million, which consisted of 500,000 shares of our common stock (valued at $3.4 million), $10.4 million of cash on hand, a promissory note in favor of Hi-Mark in the amount of $7.0 million, and approximately $0.1 million of our transaction costs. During 2009, we made principal and interest payments under the note of $1.2 million and $0.2 million, respectively.

The note was amended on November 13, 2008 to reduce our quarterly principal payment by one-half to approximately $0.3 million, adjust the rate of interest from variable at the prime rate to a fixed interest rate of 8.0%, effective October 11, 2008, and extend the quarterly payments of the note through June 2011. In addition, the note amendment provides that the remaining balance under the note becomes immediately due and payable upon a change in control of TRX.

On January 11, 2010, we amended the Hi-Mark Asset Purchase Agreement to, among other things, modify the earnout provisions for certain products in order to create hurdle revenue growth rates which must be achieved before earnout is payable, to increase the total earnout cap from $12 million to $15 million, and to extend the period of time under which earnout would be payable, to five years beginning January 1, 2010. As of December 31, 2009, we have not made or accrued earnout payments to Hi-Mark because such revenue targets have not been met.

REPORT OF THE AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of our financial reporting and auditing process. The Audit Committee charter sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee charter is available on our website at www.trx.com.

Management has primary responsibility for our financial statements and the overall reporting process, including maintaining effective internal control over financial reporting and assessing the effectiveness of our system of internal controls. The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America, and discusses with the Audit Committee any issues they believe should be raised with the Audit Committee. These discussions include a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee monitors our processes, relying, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit Committee held four meetings in 2009. Representatives of Deloitte & Touche LLP, our independent registered public accounting firm, attended each meeting of the Audit Committee that involved the discussion of financial statements. The Audit Committee reviewed and discussed with management and Deloitte & Touche LLP our audited financial statements for the year ended December 31, 2009 and discussed Deloitte & Touche LLP’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 114 (which superseded Statement on Auditing Standards No. 61), other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC, and other applicable regulations.

The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s independence from our management and has discussed with Deloitte & Touche LLP its independence. The Audit Committee considered whether the services provided by Deloitte & Touche LLP for the year ended December 31, 2009 are compatible with maintaining their independence. The Board of Directors has delegated to the Audit Committee the authority to approve the engagement of our independent registered public accounting firm.

Based upon its review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Audit Committee:

Mark R. Bell (Chairman)

William A. Clement, Jr.

John F. Davis, III

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee of the Board of Directors has not yet appointed our independent registered public accounting firm for the 2010 fiscal year. Deloitte & Touche LLP served as our independent registered public accounting firm for the 2009 fiscal year, and a representative is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions posed by shareholders.

Audit and Non-Audit Fees

The following table shows the fees earned by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates, for the audit and other services provided that related to the fiscal years ended December 31, 2009 and 2008.

	2009	2008
Audit Fees	$490,000	$390,000
Tax Fees	17,000	28,000

Total	$507,000	$418,000

Audit Fees. Audit fees for the fiscal years ended December 31, 2009 and 2008 were for professional services rendered for audits of our annual financial statements and review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q.

Tax Fees. Tax fees for the fiscal years ended December 31, 2009 and 2008 were for professional services rendered for consultation regarding the statutory tax issues in our U.K. and German operations.

The Audit Committee of the Board of Directors has determined that the provision of these services is compatible with the maintenance of the independence of Deloitte & Touche LLP.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. The pre-approval policy is detailed as to the particular service or category of services and is subject to a specific budget. The services include the engagement of the independent registered public accounting firm for audit services, audit-related services, and tax services.

If we need to engage the independent registered public accounting firm for other services, which are not considered subject to the general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the projected fees. If the timing of the project requires an expedited decision, then the Audit committee has delegated to the Chairman of the Committee the authority to pre-approve such engagement, subject to fee limitations. The Chairman must report all such pre-approvals to the entire Audit Committee for ratification at the next Committee meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of holdings and transactions in our stock with the SEC. Based on a review of written representations from our executive officers and directors, we believe that during the fiscal year ended December 31, 2009, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements.

SHAREHOLDER PROPOSALS

Shareholders’ proposals, other than nominations for the Board of Directors, intended to be presented at the 2011 Annual Meeting of Shareholders must be delivered to our offices at 2970 Clairmont Road NE, Suite 300, Atlanta, GA 30329, addressed to the Secretary, no later than December 29, 2010, in order to be eligible for inclusion in our proxy statement and form of proxy for that meeting pursuant to Rule 14a-8 of the Exchange Act. In accordance with Article II, Section 8 of our bylaws, any proposals presented by a shareholder must satisfy all of the conditions set forth in Rule 14a-8 under the Exchange Act. In accordance with Article II, Section 8(a)(2) of our bylaws, a shareholder who presents a proposal for nominations to the Board of Directors must deliver written notice to the Compensation, Corporate Governance, and Nominating Committee at the address above, addressed to the Secretary, no later than the 90th day (January 29, 2011 for the 2011 Annual Meeting) prior to the first anniversary of the date that our proxy statement was released to our shareholders in connection with the preceding year’s annual meeting of shareholders. Pursuant to Article II, Section 8(a)(3) of our bylaws, a shareholder who presents a proposal for an annual meeting, other than nominations for the Board of Directors, must deliver written notice to us at the address above, addressed to the Secretary, no later than the 120th day (December 29, 2010 for the 2011 Annual Meeting) prior to the first anniversary of the date that our proxy statement was released to our shareholders in connection with the preceding year’s annual meeting of shareholders. The notice must include the information required by Article II, Section 8(b) of the bylaws.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In some cases, only one copy of the proxy statement and the annual report is being delivered to multiple shareholders sharing an address. However, this delivery method, called “householding,” is not being used if we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the annual report to a shareholder at a shared address to which a single copy of the documents were delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written request to Secretary, TRX, Inc., 2970 Clairmont Road NE, Suite 300, Atlanta, Georgia 30329. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of the proxy statement and annual report and who would prefer to receive a single copy of such materials may instruct us accordingly by directing that request to us in the manner provided above.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in our best interest.

By Order of the Board of Directors.

TRIP DAVIS

Co-Founder and Chairman of the Board

Atlanta, Georgia

April 28, 2010

TRX is mailing its 2009 Annual Report on Form 10-K to its shareholders with these proxy materials. The Annual Report on Form 10-K does not form any part of the material for the solicitation of proxies.

C123456789
000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE	000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)	000000000.000000 ext	000000000.000000 ext
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6
ADD 7

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed.
1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - Mark R. Bell *	☐	☐	02 - William A. Clement, Jr. *	☐	☐	03 - John F. Davis, III *	☐	☐	+

	04 - Norwood H. (“Trip”) Davis, III *	☐	☐	05 - Johan G. (“Joop”) Drechsel *	☐	☐	06 - John A. Fentener van Vlissingen *	☐	☐

*	Each to serve until the 2011 Annual Meeting of Shareholders and until their successors are elected and qualified.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

B	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

	Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Revocable Proxy — TRX, Inc.

COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints H. Shane Hammond, David D. Cathcart, and E. Gail Gunnells, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of TRX, Inc. (the “Company”) which the undersigned is entitled to vote at the 2010 Annual Meeting of Shareholders of the Company, to be held at the offices of McKenna Long & Aldridge LLP, 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia 30308 on Wednesday, May 26, 2010, at 12:00 p.m., local time, and at any and all adjournments thereof (the “Annual Meeting”), as indicated on the reverse side.

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR” each of the proposals listed on the reverse side of this proxy card. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to the Secretary of the Company, by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued, and to be signed and dated, on the reverse side)